                                                                    EXHIBIT 11.1

                       NITINOL MEDICAL TECHNOLOGIES, INC.

                        STATEMENT RE: EARNINGS PER SHARE

                                                                   SIX MONTHS ENDED
                          YEAR ENDED   YEAR ENDED   YEAR ENDED  ----------------------
                         DECEMBER 31, DECEMBER 31, DECEMBER 31,  JUNE 30,   JUNE 30,
                             1993         1994         1995        1995       1996
                         ------------ ------------ ------------  --------  -----------
                                                                     (UNAUDITED)
Net income (loss).......  $  260,673   $  289,361   $  584,622  $  304,782 $(1,437,283)
                          ==========   ==========   ==========  ========== ===========
Weighted average common
 shares outstanding.....   3,588,485    3,622,447    3,763,587   3,758,353   4,161,591
Stock issued within
 twelve months of
 initial public
 offering(1)............   3,001,677    3,001,677    3,001,677   3,001,677   2,684,422
Common stock equiva-
 lents..................      87,903      231,426      219,660     224,431          --
                          ----------   ----------   ----------  ---------- -----------
Weighted average number
 of common and common
 equivalent shares
 outstanding............   6,678,065    6,855,549    6,984,924   6,984,461   6,846,013
                          ----------   ----------   ----------  ---------- -----------
Net income (loss) per
 share amount...........  $     0.04   $     0.04   $     0.08  $     0.04 $     (0.21)
                          ==========   ==========   ==========  ========== ===========

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock, stock options and stock warrants issued at prices below the initial public offering price during the 12-month period immediately pre-ceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all peri-ods presented. The dilutive effect of the common stock equivalents was com-puted in accordance with the treasury stock method.